Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 750,000 Class A Units

of

ML MACADAMIA ORCHARDS, L.P.

at

$2.20 Net Per Class A Unit

by

CRESCENT RIVER AGRICULTURE LLC

a wholly owned subsidiary of

CRESCENT RIVER LLC

a company owned by Farhad Fred Ebrahimi

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

October 7, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Crescent River Agriculture LLC, a Colorado limited liability company (the “Purchaser”), is making an offer to purchase 750,000 Class A Units of ML Macadamia Orchards, L.P., a Delaware publicly traded limited partnership, for $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated October 7, 2009 (the “Offer to Purchase”), and the related letter of transmittal (“Letter of Transmittal”), which together, as they may be amended or supplemented from time to time, constitute the “Offer.” The Purchaser is wholly–owned by Crescent River LLC, a Wyoming limited liability company, which is wholly–owned by Farhad Fred Ebrahimi. Georgeson, Inc. has been engaged to act as the Information Agent in connection with the Offer.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Class A Units registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.            Offer to Purchase, dated October 7, 2009;

2.            Letter of Transmittal to be used by holders of Class A Units in accepting the Offer and tendering their Class A Units (manually signed facsimiles of the Letter of Transmittal may also be used);

3.            A printed form of letter that may be sent to your clients for whose account you hold Class A Units in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.            Notice of guaranteed delivery with respect to Class A Units; and

5.            Return envelope addressed to American Stock Transfer & Trust Company, the Depositary for the Offer.

This Offer is not conditioned upon receipt of financing or upon any minimum number of Class A Units being tendered. Certain conditions to the Offer are described in Section 12 – “Conditions to the Offer” of the Offer to Purchase.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Class A Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) either certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such Class A Units, (2) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering unitholders may be paid at different times depending on when certificates for Class A Units or book-entry confirmations with respect to Class A Units are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE CLASS A UNITS REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH CLASS A UNITS.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Class A Units pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions and requests for additional copies of the enclosed material may be directed to Georgeson, Inc., the Information Agent at the address and telephone number set forth below and in the Offer to Purchase.

Very truly yours,

GEORGESON, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (877) 901-6134

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